Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

OF

SYNTA PHARMACEUTICALS CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

It is hereby certified that:

1.                                      The name of the corporation (hereinafter called the “Corporation”) is Synta Pharmaceuticals Corp.

2.                                      The Restated Certificate of Incorporation filed on February 9, 2007, as amended, is hereby further amended as follows:

A.                                    To change the capitalization of the Corporation by adding the following paragraph to Article FOURTH, Section A of the Restated Certificate of Incorporation immediately following the paragraph set forth in Article FOURTH, Section A of the Restated Certificate of Incorporation:

“Upon the effectiveness of the Certificate of Amendment of Restated Certificate of Incorporation, to effect a plan of recapitalization of the Common Stock by effecting a 1-for-35 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders, every thirty-five (35) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the “Effective Date”) shall be changed and reclassified into one (1) share of Common Stock, $0.0001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation’s board of directors).”

3.                                      The Amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 22st day of July 2016.

Synta Pharmaceuticals Corp.

	By:	/s/ Marc R. Schneebaum
Marc R. Schneebaum
Senior Vice President and Chief Financial Officer